                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TYCO ACQUISITION CORP. X

                                   VLMS, INC.

                                       and

                                 INNERDYNE, INC.


                                    including

                                    GUARANTEE

                                       of

                             TYCO INTERNATIONAL LTD.






                           Dated as of October 3, 2000

                               Table of Contents

                                                                                           Page
                                                                                           ----
ARTICLE I         TENDER OFFER AND MERGER....................................................2

   SECTION 1.01  The Offer...................................................................2
   SECTION 1.02  Company Action..............................................................4
   SECTION 1.03  Directors...................................................................4
   SECTION 1.04  The Merger..................................................................5
   SECTION 1.05  Effective Time; Closing.....................................................5
   SECTION 1.06  Effect of the Merger........................................................6
   SECTION 1.07  Certificate of Incorporation; Bylaws........................................6
   SECTION 1.08  Directors and Officers......................................................6
   SECTION 1.09  Effect on Capital Stock.....................................................6
   SECTION 1.10  Exchange of Certificates....................................................7
   SECTION 1.11  No Further Ownership Rights in the Company Common Stock.....................9
   SECTION 1.12  Tax Consequences...........................................................10
   SECTION 1.13  Taking of Necessary Action; Further Action.................................10
   SECTION 1.14  Appraisal Rights...........................................................10

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................10

   SECTION 2.01  Organization and Qualification; Subsidiaries...............................10
   SECTION 2.02  Certificate of Incorporation and By-laws...................................12
   SECTION 2.03  Capitalization.............................................................12
   SECTION 2.04  Authority Relative to this Agreement.......................................12
   SECTION 2.05  No Conflict; Required Filings and Consents.................................13
   SECTION 2.06  Compliance; Permits........................................................14
   SECTION 2.07  SEC Filings; Financial Statements..........................................15
   SECTION 2.08  Absence of Certain Changes or Events.......................................15
   SECTION 2.09  No Undisclosed Liabilities.................................................15
   SECTION 2.10  Absence of Litigation......................................................16
   SECTION 2.11  Employee Benefit Plans; Employment Agreements..............................16
   SECTION 2.12  Employment and Labor Matters...............................................19
   SECTION 2.13  Registration Statement; Proxy Statement/Prospectus.........................20
   SECTION 2.14  Restrictions on Business Activities........................................21
   SECTION 2.15  Title to Property..........................................................22
   SECTION 2.16  Taxes......................................................................22
   SECTION 2.17  Environmental Matters......................................................23
   SECTION 2.18  Brokers....................................................................25
   SECTION 2.19  Intellectual Property......................................................25
   SECTION 2.20  Interested Party Transactions..............................................26
   SECTION 2.21  Insurance..................................................................26
   SECTION 2.22  Product Liability and Recalls..............................................26
   SECTION 2.23  Opinion of Financial Advisor...............................................27

                               Table of Contents
                                  (continued)

                                                                                           Page
                                                                                           ----
   SECTION 2.24  Rights Agreement...........................................................27

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...................27

   SECTION 3.01  Organization and Qualification; Subsidiaries...............................27
   SECTION 3.02  Capitalization.............................................................28
   SECTION 3.03  Authority Relative to this Agreement.......................................29
   SECTION 3.04  No Conflicts; Required Filings and Consents................................29
   SECTION 3.05  Compliance.................................................................30
   SECTION 3.06  SEC Filings; Financial Statements..........................................30
   SECTION 3.07  Absence of Certain Changes or Events.......................................30
   SECTION 3.08  No Undisclosed Liabilities.................................................31
   SECTION 3.09  Absence of Litigation......................................................31
   SECTION 3.10  Registration Statement; Proxy Statement/Prospectus.........................31
   SECTION 3.11  Brokers....................................................................32
   SECTION 3.12  Ownership of Merger Sub; No Prior Activities...............................32
   SECTION 3.13  Ownership Interest in the Company..........................................32

ARTICLE IV        CONDUCT OF BUSINESS PENDING THE MERGER....................................32

   SECTION 4.01  Conduct of Business by the Company Pending the Merger......................32
   SECTION 4.02  No Solicitation............................................................35
   SECTION 4.03  Conduct of Business by Guarantor Pending the Merger........................37

ARTICLE V         ADDITIONAL AGREEMENTS.....................................................38

   SECTION 5.01  Stockholder Approval; Preparation of Post-Effective Amendment and
                   Proxy Statement/Prospectus...............................................38
   SECTION 5.02  Company Stockholders Meeting...............................................39
   SECTION 5.03  Access to Information; Confidentiality.....................................40
   SECTION 5.04  Consents; Approvals........................................................40
   SECTION 5.05  Agreements with Respect to Affiliates......................................40
   SECTION 5.06  Indemnification and Insurance..............................................40
   SECTION 5.07  Notification of Certain Matters............................................42
   SECTION 5.08  Further Action/Tax Treatment...............................................42
   SECTION 5.09  Public Announcements.......................................................42
   SECTION 5.10  Guarantor Common Shares....................................................43
   SECTION 5.11  Conveyance Taxes...........................................................43
   SECTION 5.12  Option Plans; ESPP; Other Programs.........................................43
   SECTION 5.13  Employee Benefits..........................................................44
   SECTION 5.14  Rights Agreement...........................................................44
   SECTION 5.15  Accountant's Letters.......................................................44
   SECTION 5.16  Compliance with State Property Transfer Statutes...........................45

                               Table of Contents
                                  (continued)

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                                                                                           ----
   SECTION 5.17  Amendment of 401(k) Plan...................................................45
   SECTION 5.18  Form 5500..................................................................45
   SECTION 5.19  Warrants...................................................................45

ARTICLE VI        CONDITIONS TO THE MERGER..................................................46

   SECTION 6.01  Conditions to Obligation of Each Party to Effect the Merger................46

ARTICLE VII       TERMINATION...............................................................46

   SECTION 7.01  Termination................................................................46
   SECTION 7.02  Effect of Termination......................................................48
   SECTION 7.03  Fees and Expenses..........................................................49

ARTICLE VIII      GENERAL PROVISIONS........................................................50

   SECTION 8.01  Effectiveness of Representations, Warranties and Agreements................50
   SECTION 8.02  Notices....................................................................51
   SECTION 8.03  Certain Definitions........................................................52
   SECTION 8.04  Amendment..................................................................52
   SECTION 8.05  Waiver.....................................................................53
   SECTION 8.06  Headings...................................................................53
   SECTION 8.07  Severability...............................................................53
   SECTION 8.08  Entire Agreement...........................................................53
   SECTION 8.09  Assignment.................................................................53
   SECTION 8.10  Parties in Interest........................................................53
   SECTION 8.11  Failure or Indulgence Not Waiver; Remedies Cumulative......................54
   SECTION 8.12  Governing Law; Jurisdiction................................................54
   SECTION 8.13  Counterparts...............................................................54
   SECTION 8.14  WAIVER OF JURY TRIAL.......................................................54

                                                               EXECUTION VERSION


                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2000 (this "Agreement"), among TYCO ACQUISITION CORP. X ("Parent"), a Delaware corporation and a direct, wholly-owned subsidiary of TYCO INTERNATIONAL LTD. ("Guarantor"), a Bermuda company, VLMS, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and INNERDYNE, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared it advisable that Parent acquire all of the outstanding shares of the Company through (i) an exchange offer (the "Offer") to exchange common shares, par value $0.20 per share, of Guarantor ("Guarantor Common Shares") for all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company (the "Shares") and (ii) a merger of Merger Sub with and into the Company (the "Merger"), each pursuant to and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

        WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and that the Offer and the Merger (together, the "Transaction") and other transactions contemplated by this Agreement be undertaken pursuant to such plan. For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP");

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Parent and Merger Sub in this Agreement (the "Guarantee"); and

        WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                             TENDER OFFER AND MERGER

                SECTION 1.01 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.01 and (ii) none of the events set forth in Annex I hereto shall have occurred and be continuing, Parent shall, as soon as practicable after the date hereof, commence the Offer. Each Share accepted by Parent pursuant to the Offer shall be exchanged for the right to receive from Parent that number of fully paid and nonassessable Guarantor Common Shares equal to the Exchange Ratio.

        For purposes of this Agreement:

        "Average Share Price" means the average of the Daily Per Share Prices for the five consecutive trading days ending on the second trading day prior to the Designated Expiration Date.

        "Daily Per Share Price" for any trading day means the volume-weighted average of the per share selling price on the NYSE of Guarantor Common Shares for that day, as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Parent and the Company).

        "Designated Expiration Date" means the date designated for the expiration of the Offer following which Parent will first accept Shares for exchange, as such expiration date may be extended from time to time.

        "Exchange Ratio" means $7.50 (the "Merger Price") divided by the Average Share Price, subject to adjustment as provided in Section 1.09(e).

        "NASDAQ" means the Nasdaq Stock Market.

        "NYSE" means the New York Stock Exchange.

                (b) The initial expiration date of the Offer shall be the twentieth business day from and including the date of commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Guarantor, Parent and Merger Sub (if any), represents at least a majority of the total number of outstanding Shares, assuming the exercise of all options, rights and convertible securities (if any) then currently exercisable or convertible or exercisable within 180 days thereafter and the issuance of all Shares that the Company is obligated to issue thereunder (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, that, without the prior written consent of the Company, no change shall be made which decreases the number of Shares sought in the Offer, changes the form or decreases the amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum

Condition or imposes any conditions to the Offer in addition to those set forth in Annex I, extends the Offer (except as set forth in the following paragraph), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares.

                (c) Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Parent shall accept for exchange all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall exchange for Guarantor Common Shares all such Shares in accordance with the terms of this Agreement promptly after acceptance; provided that (x) Parent shall extend the Offer for successive extension periods not in excess of 10 business days per extension but in no event ending later than April 30, 2001, if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and (y) Parent may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities Exchange Commission ("SEC"). In addition, Parent may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended and the SEC's rules and regulations thereunder (the "Exchange Act"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Guarantor, Parent and Merger Sub, represents at least 90% of the outstanding Shares.

        Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional Guarantor Common Shares shall be issued in connection with the exchange of Guarantor Common Shares for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional Guarantor Common Share in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Share Price.

                (d) As soon as practicable after the date of this Agreement, Parent shall cause Guarantor to prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Guarantor Common Shares pursuant to the Offer and the Merger (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable but not later than the date of commencement of the Offer, Parent and Merger Sub shall (i) file, and cause Guarantor to file, with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the

SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents and any material amendments thereto prior to their being filed with the SEC.

                SECTION 1.02 Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors participating therein (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions and other matters contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, and
(iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). The Company further represents that U.S. Bancorp Piper Jaffray Inc. (the "Company Financial Advisor") has rendered to the Company's Board of Directors its opinion that the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company has been advised that all of its directors and executive officers currently intend to tender their Shares pursuant to the Offer.

                (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the Recommendations, provided that they have not been withdrawn as permitted hereby. The Company, Parent and Merger Sub each agree, promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to its being filed with the SEC.

                (c) The Company will promptly furnish Parent and Merger Sub pursuant to the terms of the Confidentiality Agreement (as defined in Section 5.03) with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

                SECTION 1.03 Directors. (a) Effective upon the acceptance for exchange by Parent of Shares pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this

Section 1.03) and (ii) the percentage that the number of Shares owned by Guarantor, Parent and Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time (as defined in Section 1.05), the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy and, thereafter, such person shall be a Continuing Director. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's or its stockholders' rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Sub and their affiliates), with respect to the transactions contemplated by this Agreement.

                (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.03 and Rule 14f-l in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.03. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                SECTION 1.04 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                SECTION 1.05 Effective Time; Closing. Subject to the provisions of this Agreement, the Company and Merger Sub will prepare and file a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

                SECTION 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and shall be subject to all debts, liabilities and duties of the Company and Merger Sub.

                SECTION 1.07 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, as provided by law; provided, however, that at the Effective Time Article Fourth of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The number of shares that the Corporation shall have authority to issue is 10,000 shares of common stock, par value $0.01 per share".

                (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                SECTION 1.08 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

                SECTION 1.09 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                (a) Conversion of the Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.09(b) and other than shares as to which appraisal rights are exercised pursuant to Section 1.14, will be canceled and extinguished and automatically converted (subject to Section 1.09(e)) into the right to receive the number of Guarantor Common Shares equal to the Exchange Ratio upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.10 (together with the cash in lieu of fractional Guarantor Common Shares as specified below, the "Merger Consideration"). No fraction of a Guarantor Common Share will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.10(e).

                (b) Cancellation of the Company-Owned and Parent-Owned Stock. Each share of the Company Common Stock held by the Company or owned by Guarantor, Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options or rights ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under (i) the Company's 1987 Stock Option Plan, (ii) the Company's 1989 Incentive Stock Plan (the "1989 Plan"), (iii) the Company's 1996 Stock Option Plan, (iv) the Company's 2000 Directors' Option Plan or (v) otherwise (together, the "Company Stock Option Plans"), shall be treated in accordance with Section 5.12 of this Agreement. Rights outstanding under the Company's employee stock purchase plan (the "Company ESPP") or any similar U.S. plan shall be treated as set forth in
Section 5.12 of this Agreement.

                (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                (e) Adjustments to Exchange Ratio. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Guarantor or the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or the issuance or exercise of the Rights (as hereinafter defined), the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

                SECTION 1.10 Exchange of Certificates. (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

                (b) Exchange Fund. Following the Effective Time, Parent shall make available to the Exchange Agent, as needed for exchange in accordance with this Article I, (i) the Guarantor Common Shares and (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Guarantor Common Shares in accordance with Section 1.10(e) (such cash in lieu of fractional shares and Guarantor Common Shares, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") payable pursuant to Section 1.09 in exchange for outstanding shares of the Company Common Stock.

                (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive Guarantor Common Shares pursuant to Section 1.09, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Guarantor Common Shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole Guarantor Common Shares into which their shares of the Company Common Stock were converted at the Effective Time, (or an equivalent evidence of ownership of Guarantor Common Shares under Guarantor's direct registration system) payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.10(e) and any dividends or distributions payable pursuant to Section 1.10(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full Guarantor Common Shares into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.10(e) and any dividends or distributions payable pursuant to Section 1.10(d). No interest will be paid or accrued on any cash in lieu of fractional Guarantor Common Shares or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of Guarantor Common Shares (or an equivalent evidence of ownership of Guarantor Common Shares under Guarantor's direct registration system) may be issued to a transferee if the Certificate representing such shares of the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Guarantor Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Guarantor Common Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole Guarantor Common Shares issued in exchange therefor (or an equivalent evidence of ownership of Guarantor Common Shares under Guarantor's direct registration system), without interest, (i) promptly, the amount of any cash payable with respect to the number of Guarantor Common Shares to which such holder is entitled pursuant to Section 1.10(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Guarantor Common Shares.

                (e) Fractional Shares. No certificate or scrip representing fractional Guarantor Common Shares will be issued in the Offer or the Merger upon the surrender for exchange of Certificates, and such fractional Guarantor Common Shares will not entitle the owner thereof to vote or to any rights of a holder of Guarantor Common Shares. In lieu of any such fractional Guarantor Common Shares, each holder of Certificates who would otherwise have been entitled to a fraction of a Guarantor Common Share in exchange for such Certificate

(after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional Guarantor Common Share, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Share Price.

                (f) Required Withholding. The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, and from any dividends or distributions payable pursuant to Section 1.10(d), to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Guarantor Common Shares into which the shares of the Company Common Stock represented by such Certificates were converted pursuant to Section
1.09 (or an equivalent evidence of ownership of Guarantor Common Shares under Guarantor's direct registration system), cash for fractional shares, if any, as may be required pursuant to Section 1.10(e) and any dividends or distributions payable pursuant to Section 1.10(d); provided, however, that Parent may, in its discretion and as a condition precedent to the delivery of such certificates representing Guarantor Common Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                (h) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, Guarantor, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of Guarantor Common Shares or the Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Common Stock who have not theretofore complied with the provisions of this Section 1.10 shall thereafter look only to Parent for the Guarantor Common Shares, any cash in lieu of fractional Guarantor Common Shares to which they are entitled pursuant to Section 1.10(e) and any dividends or other distributions with respect to Guarantor Common Shares to which they are entitled pursuant to Section 1.10(d), in each case, without any interest thereon.

                SECTION 1.11 No Further Ownership Rights in the Company Common Stock. All Guarantor Common Shares issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.10(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                SECTION 1.12 Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                SECTION 1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Merger Sub and the Surviving Corporation will take all such lawful and necessary action in the name of the Company or Merger Sub. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                SECTION 1.14 Appraisal Rights. Notwithstanding Section 1.09, if the Merger is effectuated pursuant to Section 253 of the DGCL, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive from Parent that number of fully paid and nonassessable Guarantor Common Shares equal to the Exchange Ratio, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive from Parent that number of fully paid and nonassessable Guarantor Common Shares equal to the Exchange Ratio. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of Company assets and in no event shall Parent or any affiliate thereof reimburse the Company for such payments.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                The Company hereby represents and warrants to Parent and Merger Sub as follows:

                SECTION 2.01 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect (as defined below). Except as disclosed in Section 2.01 of the written disclosure schedule previously delivered by the Company to the Parent (the "Company Disclosure Schedule"), the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 2.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested (and currently owns) or is required to invest $100,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

                (b) The Company has no subsidiaries.

                (c) When used in connection with the Company or Guarantor or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects or circumstances, that are applicable to (A) the healthcare or medical device industries generally, (B) the United States securities markets generally, (C) changes or disruptions resulting from the announcement of the execution of this Agreement and the proposed consummation of the transactions contemplated by this Agreement, including without limitation, impacts on distributors, license partners, employees or consultants, other than the loss of one or more customers which, individually or in the aggregate, accounted for more than 20% of the sales of the Company in the most recent fiscal year (collectively, without giving effect to the qualifications regarding loss of more than 20% of sales, "Transaction Changes"), and (D) changes in economic, regulatory or political conditions generally.

                (d) The failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant shall be deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, or results of operations of the Company, or of Guarantor and its subsidiaries taken as a whole, as the case may be, are or are reasonably likely to be materially worse than if such representation or warranty had been true and correct or such obligation, agreement or covenant had been performed, excluding, however, the effects of the changes specified in the proviso set forth in
Section 2.01(c), (y) in the case of the Company, such representation or warranty materially misstates the capitalization of the Company or (z) the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement or covenant materially and adversely affects the ability of the Company or Parent, as the case may be, to timely consummate the transactions contemplated by this Agreement.

        SECTION 2.02 Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of its Restated Certificate of Incorporation and By-laws as amended to date (the "Company Charter Documents"). Such Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, except for violations of the Company Charter Documents which do not and are not reasonably likely to materially interfere with the operations of the Company.

        SECTION 2.03 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of September 29, 2000, (i) 23,077,723 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (ii) 3,065,381 shares of Company Common Stock were reserved for existing grants and 1,487,272 shares were reserved for future grants pursuant to the Company Stock Option Plans, (iii) 356,286 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company ESPP, and (iv) 232,500 shares of Company Common Stock reserved for issuance pursuant to outstanding warrants. There are no outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since September 29, 2000, except for changes resulting from the exercise of Company Stock Options and shares issued pursuant to the ESPP. Except as set forth in
Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as disclosed in
Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents (as defined in Section 2.07), there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. Except as disclosed in Section 2.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity other than obligations in amounts less than $50,000 individually and $250,000 in the aggregate.

        SECTION 2.04 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval by the Company's stockholders in accordance with the DGCL and the Company Charter Documents and the filings and recording of appropriate merger documents as required by the
DGCL).

                (b) Assuming the accuracy of the representations and warranties in Section 3.13, the provisions of Section 203 of the DGCL will not apply to the Offer or the Merger.

                (c) As of the date hereof, the Board of Directors of the Company has (i) unanimously determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) unanimously approved this Agreement and the Merger in accordance with the applicable provisions of the DGCL, and (iii) unanimously recommended the adoption and approval of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub of this Agreement and/or the Guarantee hereof, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against each of them in accordance with its terms.

                SECTION 2.05 No Conflict; Required Filings and Consents. (a)
Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany agreements, obligations or other such arrangements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $150,000 to which the Company is a party or by which it is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company of less than $150,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act but have not been so filed with the SEC.

                (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of Incorporation or By-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental, administrative or regulatory authority, domestic or foreign (each a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

                SECTION 2.06 Compliance; Permits. (a) Except as disclosed in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, the Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided, the Company makes no representation in this Section 2.06(a) with respect to matters covered by Sections 2.11, 2.12, 2.16 and 2.17.

                (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company taken as a whole as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.07 SEC Filings; Financial Statements. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 (collectively, the "Company SEC Documents"; except that where reference is made in this Article II to disclosures made in the Company SEC Documents, such reference shall be limited to Company SEC Documents filed through the date of this Agreement). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Documents (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents was prepared in accordance GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                SECTION 2.08 Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Documents, since December 31, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Restated Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

                SECTION 2.09 No Undisclosed Liabilities. Except as set forth in
Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of June 30, 2000 included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (the "2000 Balance Sheet"), (b) incurred since June 30, 2000 in the ordinary course of business, (c) incurred in connection with this Agreement, the Offer or the Merger or the other transactions contemplated hereby, or (d) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.10 Absence of Litigation. Except as set forth in
Section 2.10 and 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any other Person for whom the Company may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, United States or non-United States, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger, the Offer or any of the other transactions contemplated hereby.

                SECTION 2.11 Employee Benefit Plans; Employment Agreements. (a)
Section 2.11(a) of the Company Disclosure Schedule lists all "employee pension benefit plans" ("Pension Plans") (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, that is currently or was previously maintained or contributed to for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "Company ERISA Affiliate"), as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur any liability (together for the purposes of this Section 2.11, the "Company Employee Plans"). The Company has made available to Parent prior to the date of this Agreement copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants (including but not limited to any communications that have not expressly reserved the right of the Company to amend, terminate or otherwise modify any Company Employee Plan);
(ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing; (iii) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing; and (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

                (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company terminates, other than as required by Section 4980B of the

Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter "COBRA"), or any similar state laws; (ii) none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and neither the Company nor any Company ERISA Affiliate has ever participated in a multiemployer plan;
(iii) none of the Company Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no facts exist under which the Company or any Company ERISA Affiliate could have any liability under Title IV of ERISA;
(iv) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code;
(v) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA;
(vi) all Company Employee Plans have been maintained in accordance with their terms and have operated in compliance with the requirements of applicable law (including, to the extent applicable, but not limited to, the applicable notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998), and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Company Employee Plan, and the Company and each of its affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vii) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS") or is a standardized prototype plan that has received such favorable determination letter, and nothing has occurred which may reasonably be expected to impair such determination; (viii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof); and (ix) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending or threatened claims, investigations or causes of action with respect to any Company Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company, any Company director, officer or employee, any Company Employee Plan, or any fiduciary of a Company Employee Plan.

                (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its affiliates who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

                (d) To the extent not already included and so labeled in Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth (i) a true and complete list of all employment agreements with officers or employees of the Company or any of its affiliates;
(ii) a true and complete list of all material agreements with consultants; (iii) a true and complete list of all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Company Employee Plans; (iv) a description of any situation in which a material portion of the workforce of a component of the Company or its affiliates, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of consultants, independent contractors, leased employees or other individuals who are not common law employees, which description shall include, if applicable, representative samples of agreements with such non-traditional employees; (v) a true and complete list of all officers or other employees of the Company or any of its affiliates who have executed a non-competition agreement with the Company or any of its affiliates;
(vi) a true and complete list of all severance agreements, programs and policies of the Company or any of its affiliates with or relating to its employees; and
(vii) a true and complete list of all plans, programs, agreements and other arrangements of the Company which contain change of control provisions.

                (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in, provides for investment in or provides benefits in or by reference to the value of Company stock; and (ii) since June 30, 1999, the Company has not announced, proposed nor agreed to any increase in benefits under any Company Employee Plan (or to the creation of new benefits or new plans) or change in employee coverage that is not reflected in the applicable plan documents made available under Section 2.11(a) which would materially increase the expense of maintaining any Company Employee Plan.

                (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not result in
(i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company,
(ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company, or (iv) result in any "parachute payment" under Section 280G of the Code, whether or not such amount may be considered reasonable compensation for personal services rendered.

                (g) No Company Employee Plan provides any benefits for any non-U.S. employees.

                (h) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of the Company Employee Plans (including the Company) with respect to whom the Company may have liability.

                (i) There are no complaints, charges or claims against the Company or any of its affiliates pending or threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its affiliates could incur any such liability.

                SECTION 2.12 Employment and Labor Matters. (a) The Company has, as of September 29, 2000, a total of 135 full-time employees, 8 part-time employees and 42 active consultants and has good relationships with such employees and consultants.

                (b) The Company is in all material respects in compliance with all applicable laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority. The Company is not engaged in any unfair labor practice.

                (c) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has no obligation to negotiate any such collective bargaining agreement, and, to the best knowledge of the Company, there is no indication that the employees of the Company desire to be covered by a collective bargaining agreement.

                (d) No strike, slowdown or work stoppage has occurred or, to the best knowledge of the Company, been threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best knowledge of the Company, been threatened within five years prior to the date hereof.

                (e) There is no representation claim or petition pending before the United States National Labor Relations Board or any similar foreign, state or local labor agency of which the Company has been notified and, to the best knowledge of the Company, no question concerning representation has been raised or threatened respecting the employees of the Company.

                (f) No notice has been received by the Company of any complaint filed against the Company claiming that the Company has violated any applicable employment standards, human rights or other labor legislation or any complaints or proceedings of any kind involving the Company or, to the best knowledge of the Company, against any of the employees of the Company or threatened to be filed against the Company before any federal, state, local or foreign agency or labor relations board, including without limitation the National Labor

Relations Board and the Equal Employment Opportunity Commission. No notice has been received by the Company of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the best knowledge of the Company, no such investigation is in progress.

                (g) There are no outstanding orders or charges against the Company under any occupational health or safety legislation and to the best knowledge of the Company none have been threatened. All material levies, assessments and penalties made against the Company pursuant to all applicable workers compensation legislation as of the date of the 2000 Balance Sheet have been paid or have been reserved for or properly accrued on the books of the Company and the Company has not, as of the Closing Date, been reassessed under any such legislation. Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, there are no outstanding material levies, assessments or penalties against the Company.

                (h) A salary review schedule listing, as of October 3, 2000, the annual base salary or annualized wages and any guaranteed bonus amounts of each employee of the Company, has been delivered to Parent. Section 2.11(d) of the Company Disclosure Schedule accurately sets forth a complete and correct list of all employment, management, material consulting or other agreements with any person employed or retained by the Company (including independent consultants and commission agents), complete and correct copies of which have been delivered to Parent. Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, no material change in the annual base salary or annualized wages and any guaranteed bonus amounts of each employee of the Company has occurred since October 3, 2000.

                (i) Section 2.12(i) of the Company Disclosure Schedule accurately sets forth all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 2.11 hereof) which, as of the date of this Agreement, is due or claimed in writing to be due from the Company to any person whose employment with the Company was terminated.

                (j) Section 2.12(j) of the Company Disclosure Schedule accurately sets forth all accrued, but unused, vacation of all employees of the Company and the Company policy with respect thereto.

                (k) The Company has made no statements or representations or distributed any written material to any Company employees regarding continued employment of the Company's employees subsequent to the date hereof or the Effective Time.

                (l) To the best knowledge of the Company, no contractor, manufacturer or supplier used by or under contract with the Company is in material violation of any law relating to labor or employment matters.

                SECTION 2.13 Registration Statement; Proxy Statement/Prospectus.
(a) Subject to the accuracy of the representations of Parent in Section 3.10:

                        (i) the information supplied by the Company specifically for inclusion in the Registration Statement pursuant to which the Guarantor Common Shares to be issued in connection with the Offer and the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading;

                        (ii) neither the Schedule 14D-9 nor any of the information supplied by the Company specifically for inclusion in the Registration Statement or Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders of the Company or become effective under the Securities Act, or at any time Parent accepts for exchange Shares pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

                        (iii) the information supplied by the Company specifically for inclusion in the proxy statement/prospectus in connection with the Company Stockholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is filed with the SEC or first sent to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) If at any time prior to the Effective Time any event or circumstance relating to the Company, any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement/Prospectus, the Company will promptly inform Parent and Merger Sub.

                (c) The Schedule 14D-9 shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder.

                (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor, Parent or Merger Sub or any of their respective affiliates which is included or incorporated by reference in, or furnished in connection with the preparation of, the Offer Documents, the Schedule 14d-9, the Registration Statement or the Proxy Statement/Prospectus.

                SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Documents, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company as currently conducted by the Company, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.15 Title to Property. Except as set forth in Sections
2.15 and 2.19(b) of the Company Disclosure Schedule, the Company has good title to all of its real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2000 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.16 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

                (a) The Company has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith. Except as set forth in
Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company. The Company has not executed any waivers or extensions that are currently in effect of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable. The Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no outstanding powers of attorney enabling any party to represent the Company with respect to Taxes.

                (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                SECTION 2.17 Environmental Matters. (a) To the knowledge of the Company, except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company are and at all times have been in compliance with Environmental Laws (as hereinafter defined), which compliance includes the possession and maintenance by the Company of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. For purposes of this Section 2.17, "to the knowledge of the Company" shall mean the knowledge of the following officers of the Company: (i) William G. Mavity; (ii) Daniel J. Genter; and (iii) Richard Gaykowski (who is the person responsible for compliance with Environmental Laws and the management, handling, and disposal of Materials of Environmental Concern) or the successors of any of them.

                (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are and have been no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any predecessor of the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed.

                (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, or to the knowledge of the Company, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, to the knowledge of the Company (i) there are no off-site locations where the Company or any predecessor of the Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list or which are subject to, or in the future are likely to be subject to, any investigation or cleanup action, and neither the Company nor any predecessor of the Company has been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company.

                (e) (i) All Company Permits the Company is required to have obtained under Environmental Laws have been obtained and are maintained by the Company, were duly issued by the appropriate Governmental Authority, are in full force and effect and are not subject to appeal. The Company has not received notice, or otherwise has no knowledge, that any Company Permit has been, or is subject to being, rescinded, terminated, limited, or amended in such a way as could result in a Material Adverse Effect on the Company.

                        (ii) To the knowledge of the Company, no additional capital expenditures will be required by the Company for purposes of compliance with the terms or conditions of any Company Permits or Company Permit renewals.

                        (iii) The execution, delivery and performance of the this Agreement and the consummation of the transactions contemplated hereby will not require the assignment or transfer of any Company Permit, except for those Company Permits that may be assigned or transferred on or prior to the Effective Time without the consent of any Person and without causing any such Company Permit to be rescinded, terminated or limited.

                (f) For purposes of this Agreement:

                        (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacturing, production, storage, generation, disposal, presence, release or threatened release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company.

                        (ii) "Environmental Laws" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 651 et seq., the Clean Air Act, 33 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., each as amended or supplemented, and any applicable transfer statutes or laws.

                        (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

                SECTION 2.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

                SECTION 2.19 Intellectual Property. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, domain names and copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs, Internet websites, products, systems or methods and proprietary information. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company.

                (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are owned by or used in the business of the Company as currently conducted, without conflict with the rights of others.

                (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") used, reproduced or distributed by or through the Company.

                (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, no claim is pending or to the knowledge of the Company threatened to the effect that the manufacture, sale, licensing or use of any product, system or method now used, sold or licensed, or proposed for use, sale or license by the Company infringes on any Third Party Intellectual Property Assets.

                (e) Section 2.19(e) of the Company Disclosure Schedule sets forth or a list of (i) all patents and patent applications owned by the Company worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company worldwide;
(iii) all copyright registrations and copyright applications owned by the Company worldwide; (iv) all Internet websites and domain names owned by the Company; and (v) all licenses of the Company in which the Company is (A) a licensor with respect to any Company Intellectual Property Assets; or (B) a licensee of any Third Party Intellectual Property Assets material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(e) of the Company Disclosure Schedule, the Company has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses and domain names set forth in Section 2.19(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                (f) To the knowledge of the Company, except as set forth in
Section 2.19(e) or 2.19(f) of the Company Disclosure Schedule: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company is valid and subsisting and (ii) each material license of Company Intellectual Property Assets or Third Party Intellectual Property Assets by Company is valid, subsisting and enforceable.

                (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                (h) All reprogramming required to permit the proper functioning of the Company's computer systems and networks in, and following, the year 2000 has been completed and such systems and networks are fully operational, except where the failure to function properly would not, individually or in the aggregate, reasonably have a Material Adverse Effect.

                SECTION 2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the Company's proxy statement dated May 19, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                SECTION 2.21 Insurance. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.22 Product Liability and Recalls. (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Documents, the Company is not aware of any claim, pending or threatened, against the Company for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 2.23 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the consideration to be received by the equity holders of the Company is fair, from a financial point of view, to such equity holders.

                SECTION 2.24 Rights Agreement. The Board of the Directors of the Company has authorized and approved an amendment to the Rights Agreement (as defined in Section 4.02(d)) to the effect that (i) none of Parent, Merger Sub and their respective affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same, (ii) no Distribution Date, Section 13 Event, Shares Acquisition Date or Triggering Event (as each such term is defined in the Rights Agreement) (each a "Rights Event") shall occur by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same, and (iii) the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same shall be deemed a Permitted Offer (as defined in the Rights Agreement). The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

                SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of Guarantor, Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all government licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Guarantor. Parent has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "Guarantor Charter Documents").

                (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Guarantor. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Guarantor. Except as set forth in Section 3.01(b) of the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), all of Guarantor's "significant" subsidiaries, as defined in Regulation S-X, and their respective jurisdictions of incorporation are identified in the Guarantor's Annual Report on Form 10-K for the year ended September 30, 1999 the "Guarantor 1999 Form 10-K") or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of the 2000 fiscal year.

                SECTION 3.02 Capitalization. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("Guarantor Preferred Shares"). As of August 31, 2000, (i) 1,686,162,455 Guarantor Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable,
(ii) no Guarantor Preferred Shares were outstanding and (iii) no more than 33,782,034 Guarantor Common Shares and no Guarantor Preferred Shares were held by subsidiaries of Guarantor. As of August 31, 2000, 94,960,045 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

                (b) Except as set forth in this Section 3.02(b), except for changes since August 31, 2000 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of shares in connection with a merger or other acquisition or business combination determined by Guarantor's Board of Directors to be in the best interests of Guarantor and its stockholders, including, without limitation, the acquisition of Mallinckrodt Inc., or from the issuance of shares in an underwritten public offering at prevailing market prices, there are no outstanding (i) shares of capital stock or voting securities of Guarantor, (ii) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (iii) options or other rights to acquire from Guarantor or other obligations of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. There are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or
(iii) above.

                (c) The Guarantor Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

                SECTION 3.03 Authority Relative to this Agreement. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor, Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, and the Guarantee constitutes a valid and binding agreement of Guarantor.

                (b) At a meeting duly called and held, or by written consent in lieu of meeting, Parent's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the sole stockholder of Parent and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Guarantor's Board of Directors has (i) determined that the Guarantee and the transactions contemplated thereby are fair to and in the best interests of Guarantor's shareholders and (ii) approved the Guarantee and the transactions contemplated thereby.

                SECTION 3.04 No Conflicts; Required Filings and Consents. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any applicable state securities laws, (iv) compliance with the Environmental Law of any state relating to the transfer of ownership or control of property located in that state and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor or Parent or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee.

                (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, do not and will not
(i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the certificate of incorporation or by-laws of Parent or Merger Sub (or equivalent organizational documents),
(ii) assuming compliance with the matters referred to in Section 3.04(a), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Guarantor, Parent or Merger Sub or by which they or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the rights of the Guarantor, Parent or Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Guarantor, Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Guarantor, Parent or Merger Sub are a party or by which the Guarantor, Parent and Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Guarantor.

                SECTION 3.05 Compliance. Except as disclosed in Section 3.05 of the Parent Disclosure Schedule or the Guarantor SEC Documents (as defined below), neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Guarantor.

                SECTION 3.06 SEC Filings; Financial Statements. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since September 30, 1997 (collectively, the "Guarantor SEC Documents"; except that where references are made in this Article III to disclosures made in the Guarantor SEC Documents, such reference shall be limited to Guarantor SEC Documents filed through the date of this Agreement). Except as disclosed in Section 3.06 of the Parent Disclosure Schedule, (i) each Guarantor SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be; and (ii) each Guarantor SEC Document filed did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Guarantor SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Guarantor SEC Documents), and each fairly presents in all material respects the consolidated financial position of Guarantor and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                SECTION 3.07 Absence of Certain Changes or Events. Except as set forth in Schedule 3.07 of the Parent Disclosure Schedule or the Guarantor SEC Documents, since September 30, 1999, the business of Guarantor and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor.

                SECTION 3.08 No Undisclosed Liabilities. Except as set forth in
Section 3.08 of the Parent Disclosure Schedule or the Guarantor SEC Documents, neither the Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of June 30, 2000 included in the Guarantor's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (the "Guarantor 2000 Balance Sheet"), (b) incurred since June 30, 2000 in the ordinary course of business, (c) incurred in connection with this Agreement, the Offer or the Merger or the other transactions contemplated hereby, or (d) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Guarantor.

                SECTION 3.09 Absence of Litigation. Except as set forth in the Guarantor SEC Documents, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Guarantor, any of its subsidiaries, any present or former officer, director or employee of Guarantor or any of its subsidiaries or any other Person for whom Guarantor or any subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, United States or non-United States, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Guarantor or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger, the Offer or any of the other transactions contemplated hereby.

                SECTION 3.10 Registration Statement; Proxy Statement/Prospectus.
(a) Subject to the accuracy of the representations of the Company in Section
2.13:

                        (i) the Registration Statement, as it may be amended, pursuant to which the Guarantor Common Shares to be issued in connection with the Offer and the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading;

                        (ii) neither the Offer Documents nor any of the information supplied by Guarantor, Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders of the Company or become effective under the Securities Act, or at any time Parent accepts for exchange Shares pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

                        (iii) the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is filed with the SEC or first sent to shareholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) If at any time prior to the Effective Time any event or circumstance relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Offer Documents, the 14D-9 or the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company.

                (c) The Offer Documents, the Registration Statement and Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder.

                (d) Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is included or incorporated by reference in, or furnished in connection with the preparation of, the Offer Documents, the Registration Statement or the Proxy Statement/Prospectus.

                SECTION 3.11 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Guarantor who might be entitled to any fee or commission from Parent, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

                SECTION 3.12 Ownership of Merger Sub; No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                (b) Except for obligations or liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                SECTION 3.13 Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor any of its affiliates is, or has been for the previous three years, an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                SECTION 4.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time unless

Parent shall otherwise agree in writing, and except as set forth in Section 4.01
(d), (e) or (f) of the Company Disclosure Schedule, the Company shall conduct its business only, and shall not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve the business organization of the Company as it has historically been conducted (it being understood that, notwithstanding the efforts of the Company, Transaction Changes may occur), to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Sections 4.01(d), (e), or (f) of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which, in the case clauses (c), (d)(iv), (e), (f), (h), (i) or (j),will not be unreasonably withheld or delayed:

                (a) amend or otherwise change the Company's Restated Certificate of Incorporation or By-Laws;

                (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof, or pursuant to the Company ESPP as in effect on the date hereof and new options granted in the ordinary course of business consistent with past practices not to exceed 250,000 shares; provided, however, that any such new options shall (i) provide for the accelerated vesting and subsequent expiration of such options prior to the Effective Time and (ii) shall have an exercise price-per-share equal to the fair market value of a share of Company Common Stock as of the date of grant of such option);

                (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $200,000 in the aggregate);

                (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

                (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (other than in the case of loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock) in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $1,200,000 over the next 12 month period; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

                (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement, with any current or prospective employee of the Company, or establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement;

                (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

                (h) make any Tax election or settle or compromise any United States federal, state, local or non-United States Tax liability;

                (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

                (j) enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the distribution of the Company's products, for the licensing of its technology or for any material research and development collaboration; or

                (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        Additionally, the Company shall use its commercially reasonable efforts to obtain any and all written consents of customers which, pursuant to the terms of any contracts, agreements or arrangements with such customers, are required to prevent the termination of such contracts, agreements or arrangements in connection with, or as a result of, the Transaction, except if and insofar as the failure to obtain such consents would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                SECTION 4.02 No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and a subsidiary of Guarantor or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to initial acceptance of Shares for exchange in the Offer and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Orrick, Herrington & Sutcliffe LLP), that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation, which may be the Company Financial Advisor) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent and (ii) to be more favorable to the Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of the Company under the laws of the State of Delaware; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

                (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also immediately notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

                (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Orrick, Herrington & Sutcliffe LLP) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any, Acquisition Proposal, it may take such contrary action only after the second business day following Parent's and Merger Sub's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement, the Offer or the Merger.

                (d) The Company and the Board of Directors of the Company shall not (i) redeem the rights (the "Rights") issued under the Preferred Shares Rights Agreement, dated as of September 19, 1997, as amended, between the Company and the American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms. It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

                (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation.

                (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

                (g) The Company shall ensure that the officers and directors of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

                SECTION 4.03 Conduct of Business by Guarantor Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the initial acceptance of Shares for Exchange in the Offer, Parent covenants and agrees that, except as set forth in Section 4.03 of the Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, Parent shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of the Merger, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

                (a) amend or otherwise change Guarantor's Charter Documents;

                (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement;

                (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of $0.125 per share consistent with past practice;

                (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof; or

                (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                SECTION 5.01 Stockholder Approval; Preparation of Post-Effective Amendment and Proxy Statement/Prospectus. (a) If Section 5.02(c) shall not apply and approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall, and Parent shall cause Guarantor to, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare, and the Company shall file with the SEC, the Proxy Statement/Prospectus with respect to the Company Stockholders Meeting, and the Company shall, and Parent shall cause Guarantor to, prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and exchange of the Guarantor Common Shares pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. The Company shall, and Parent shall cause Guarantor to, use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for so long as shall be required for the issuance of the Guarantor Common Shares in the Merger. The Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Guarantor Common Shares in the Offer and the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment or the Proxy Statement/Prospectus will be made by the Company or the Guarantor, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                (b) Parent shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP and Orrick, Herrington & Sutcliffe LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations, warranties, covenants and assumptions set forth in such opinions (including without limitation assumptions that (i) the Minimum Condition shall be satisfied, and (ii) the Merger shall be completed promptly following the Offer), to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to Company stockholders who are or will be "5% transferee stockholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)), and that each of Guarantor, Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval of the Merger and adoption of this Agreement.

                SECTION 5.02 Company Stockholders Meeting. (a) If Section 5.02(c) shall not apply and approval of this Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval.

                (b) Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them, Guarantor or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Company Stockholder Meeting and to take such other actions to effectuate as promptly as practicable the Merger pursuant to Section 251 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

                (c) Notwithstanding the foregoing above, if Parent shall acquire at least 90% of the outstanding Shares in the Offer, Parent shall contribute all of its Company Common Stock to Merger Sub and the parties hereto shall take all necessary actions (including actions referred to in Sections 5.01 (a) and (b) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                SECTION 5.03 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall and Parent shall take all action necessary such that Guarantor shall (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and, (ii) during such period, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement, dated August 1, 2000 (the "Confidentiality Agreement"), between a subsidiary of Guarantor and the Company.

                SECTION 5.04 Consents; Approvals. The Company and Parent shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Parent shall make (or Parent shall take all action necessary such that Guarantor will make) all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby.

                SECTION 5.05 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Stockholders Meeting for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the date of the initial acceptance of Shares for exchange in the Offer, a written agreement (an "Affiliate Agreement") restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Parent.

                SECTION 5.06 Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and the By-laws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Restated Certificate of Incorporation or By-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

                (d) In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

                (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

                SECTION 5.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                SECTION 5.08 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Guarantor to agree to divest, abandon, license, enter into, modify, maintain or renew any contract arrangement regarding or take similar action with respect to any assets (tangible or intangible) of Guarantor or the Company. Each of Parent, Merger Sub and the Company shall, and Parent shall use its reasonable best efforts to cause Guarantor to, use its reasonable best efforts to cause the Transaction to qualify, and will not (either before or after consummation of the Merger) take any actions, or fail to take any action, that might reasonably be expected to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "5% transferee stockholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)). Parent shall, and shall use its reasonable best efforts to cause the Surviving Corporation and Guarantor to, report, to the extent required by the Code or the regulations thereunder, the Transaction for United States federal income tax purposes as a reorganization within the meaning of
Section 368 of the Code.

                SECTION 5.09 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or The Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party.

                SECTION 5.10 Guarantor Common Shares. (a) Parent shall take all action necessary so that Guarantor shall transfer to Parent the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Transaction.

                (b) Parent will take all action necessary so that Guarantor will use its best efforts to cause the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Transaction to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

                SECTION 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. In no event shall Parent or any affiliate thereof reimburse the Company for the payment of such taxes and fees.

                SECTION 5.12 Option Plans; ESPP; Other Programs. (a) Except as provided in Paragraph (b) below, immediately prior to the Effective Time, or such earlier date as required pursuant to the relevant Company Stock Option Plan, each outstanding Company Stock Option shall become fully vested and immediately exercisable and the holder of each such Company Stock Option shall be entitled to exercise such option immediately prior to the Effective Time, or such earlier date as required pursuant to the relevant Company Stock Option Plan. Except as provided in Paragraph (b) below, any such outstanding Company Stock Option remaining unexercised as of the Effective Time shall expire as of such time, and shall entitle the holder thereof to an amount in cash equal to the amount by which (i) the product of the Exchange Ratio and the Average Share Price, multiplied by the number of shares of Company Common Stock for which the Company Stock Option was exercisable as of the Effective Time exceeds (ii) the aggregate exercise price of the Company Common Stock purchasable pursuant to such Company Stock Option.

                (b) Each Company Stock Option issued after April 7, 1993 under the 1989 Plan shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Option Plan and applicable award agreement immediately prior to the Effective Time; except that (i) each such Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Guarantor Common Shares and (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the holder of any such Company Stock Option may agree that such option be treated under Section 5.12(a).

                (c) Parent and the Company shall take such action as is necessary, including action under the relevant Company Stock Option Plans, to effect the provisions of this Section 5.12.

                (d) The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company ESPP to be prior to the Effective Time and to terminate such plan as of the Effective Time.

                (e) The severance and retention bonus programs described in
Section 2.11(a) of the Company Disclosure Schedule shall remain in effect without any modification that would reduce benefits under such programs for at least one year following the Closing Date.

                SECTION 5.13 Employee Benefits. (a) For purposes of any eligibility requirements, waiting periods, vesting periods or, except with respect to defined benefit pension plans, benefit accrual, that are based on length of service under any employee benefit plan or arrangement maintained by Parent or Merger Sub, including without limitation any pension benefit plan, as defined in Section 3(2) of ERISA and any welfare benefit plan, as defined in
Section 3(1) of ERISA, Parent shall ensure that service with the Company prior to the Closing by any individual who is employed by Parent or Merger Sub after the Closing shall be treated as service with Parent and Merger Sub.

                (b) Through December 31, 2001, Parent and Merger Sub shall, with respect to all employees of the Company who become employees of Parent or Surviving Corporation immediately following the Closing (the "Transferred Employees"), provide for their coverage under pension and welfare benefit plans, programs and arrangements (the "Current Benefit Plans") providing benefits not substantially less favorable in the aggregate to the Transferred Employees than the Current Benefit Plans covering such Transferred Employees as in effect immediately prior to the Closing, including group health plans which do not exclude or limit the coverage of such Transferred Employees on account of waiting periods or pre-existing conditions, and which have in all material respects identical or superior coverage in terms of employee participation.

                (c) It is expressly agreed that (i) the provisions of Sections 5.12(e) and 5.13 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Transferred Employees and (ii) except as provided in Section 5.12(e), nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

                SECTION 5.14 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.24), if any, necessary in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

                SECTION 5.15 Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause KPMG LLP to deliver to Parent, and Parent shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Parent or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

                SECTION 5.16 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent's prior consent, which consent shall not be unreasonably withheld or delayed. Parent shall provide, and shall take all action necessary such that Guarantor shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

                SECTION 5.17 Amendment of 401(k) Plan.

                (a) The Company shall amend, effective as of the Effective Time, the InnerDyne, Inc. Defined Contribution Plan to be a non-standardized prototype plan that limits participation to employees of the Company.

                (b) The Company shall amend the InnerDyne, Inc. Defined Contribution Plan to preclude any additional purchases of stock of the Company, as of the date 10 days prior to the Effective Date, and the Company shall communicate this amendment to the participants in such plan.

                SECTION 5.18 Form 5500. The Company shall use all reasonable efforts to file Form 5500 prior to the Effective Time for the Company Employee Plans for all years for which such form was not filed, as set forth in Section 2.11(b) of the Company Disclosure Schedule.

                SECTION 5.19 Warrants. At the Effective Time, Parent shall cause Guarantor to assume each warrant to purchase Company Common Stock issued under the Representative's Warrant Agreement, dated as of May 15, 1996, between the Company and Cruttenden Roth Incorporated, at a price per Company Common Stock of $4.20 and which expire on May 14, 2001 (each a "Warrant"), which thereupon shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of Guarantor Common Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per Guarantor Common Share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of Guarantor Common Shares deemed purchasable pursuant to such Warrant.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Effectiveness of the Registration Statement. The Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

                (b) Stockholder Approval. Unless Section 5.01(c) shall apply, this Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company;

                (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's healthcare product business;

                (d) Governmental Actions. There shall not be in effect any judgment, decree or order of any Governmental Authority, administrative agency or court of competent jurisdiction preventing consummation of the Merger; and

                (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.


                                   ARTICLE VII

                                   TERMINATION

                SECTION 7.01 Termination. This Agreement may be terminated:

                (a) prior to the initial acceptance of Shares for exchange in the Offer, by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

                (b) prior to the initial acceptance of Shares for exchange in the Offer, by either Parent or the Company if the initial acceptance of Shares for exchange in the Offer shall not have been consummated on or prior to April 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the acceptance of Shares for exchange in the Offer to occur on or prior to such date; or

                (c) by either Parent or the Company if the Offer shall have terminated or expired in accordance with its terms without the exchange of Shares pursuant to the Offer, provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in the failure of, any conditions to the Offer to be satisfied; or

                (d) at any time prior to the Effective Time by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger; or

                (e) prior to the initial acceptance of Shares for exchange in the Offer, by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent, (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any position or make any disclosures to the Company's stockholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

                (f) prior to the initial acceptance of Shares for exchange in the Offer, by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made in any material respect, or, in the case of such representations and warranties as are qualified by materiality, in any respect (a "Terminating Misrepresentation"); provided that, if such Terminating Misrepresentation is curable prior to the Designated Expiration Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

                (g) prior to the initial acceptance of Shares for exchange in the Offer, by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement, shall have become untrue in any material respect, or, in the case of such representations and warranties as are qualified by materiality, in any respect a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that, if any such Terminating Change is curable prior to the Designated Expiration Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

                (h) prior to the initial acceptance of Shares for exchange in the Offer, by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement (a "Terminating Breach"); provided that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to the Designated Expiration Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

                (i) by the Company, in order to accept a Superior Proposal; provided that (A) Parent shall not have accepted any Shares for exchange pursuant to the Offer; (B) the Board of Directors of the Company determines (after due consultation with independent counsel, which may be Orrick, Herrington & Sutcliffe LLP) that it is or is reasonably likely to be required to accept such proposal in order to discharge properly its fiduciary duties; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall in fact thereafter accept such proposal; (E) the Company shall have paid the Fee and expenses pursuant to Section 7.03(b); and (F) the Company shall have complied in all respects with the provisions of Section 4.02; provided, however, that if this Agreement is terminated pursuant to clause (b) or (c) of this
Section 7.01, but the Agreement could at the time also have been terminated pursuant to any other clause of this Section 7.01, the Agreement shall also be deemed to have been terminated pursuant to such other clauses.

                As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the entity surviving any merger or business combination) of the Company having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 30% of the fair market value of all the assets of the Company, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

                SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders (i) except that the Company or Parent or Merger Sub may have liability as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

                SECTION 7.03 Fees and Expenses. (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or Merger is consummated; provided, however, that if the Offer or Merger is not consummated Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits), the Offer Documents, the Schedule 14D-9, the Post-Effective Amendment (including financial statement and exhibits) and the Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.

                (b) The Company shall pay Guarantor a fee of $6,000,000.00 (the "Fee"), and shall pay Parent's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses," as applicable to Parent, Guarantor or the Company), such payment of Expenses not to exceed $600,000.00, upon the first to occur of any of the following events:

                        (i) the termination of this Agreement by Parent or the Company pursuant to 7.01(b) or Section 7.01(c); provided that (i) the Minimum Condition shall not have been satisfied and no other condition to the Offer shall have been unsatisfied at the time of termination (other than any condition that shall not have been satisfied as a result of a Terminating Misrepresentation, Terminating Change or a Terminating Breach on the part of the Company) and (ii) (A) prior to such termination, there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the stockholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 9 months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; or

                        (ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

                        (iii) the termination of this Agreement by the Company pursuant to Section 7.01(i).

                (c) Upon a termination of this Agreement by Parent pursuant to
Section 7.01(h), the Company shall pay to Guarantor and Parent their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $600,000.00. In addition, the Company shall pay Guarantor the Fee if (A) prior to such termination, there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the stockholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 9 months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced. The remedies available pursuant to this Section 7.03(c) shall be in addition to, but without duplication in any way of, the remedies referred to in clause (ii) of
Section 7.02.

                (d) Upon a termination of this Agreement by Parent pursuant to
Section 7.01(f), the Company shall pay to Guarantor and Parent their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $600,000.00. Upon a termination of this Agreement by the Company pursuant to Section 7.01(f), Parent shall pay to the Company its Expenses relating to the transactions contemplated by this Agreement, but in no event more than $600,000.00.

                (e) The Fee and/or Expenses payable pursuant to Section 7.03(b), 7.03(c) or 7.03(d) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), 7.03(c) or 7.03(d) as applicable; provided that in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto if, immediately prior to the termination of this Agreement, the other entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                SECTION 8.01 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement.

                (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

                SECTION 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                (a) If to Parent or Merger Sub:

                             Tyco Acquisition Corp. X/ VLMS, Inc.
                             c/o Tyco International (US) Inc.
                             One Tyco Park
                             Exeter, NH 03833
                             Attn:  President
                             Telecopy: (603) 778-7330
                             Telephone:  (603) 778-9700

                With a copy (which shall not constitute notice) to:

                             Tyco International Ltd.
                             The Zurich Centre
                             90 Pitts Bay Road, 2nd Floor
                             Pembroke HM08 Bermuda
                             Attn: Chief Corporate Counsel
                             Telecopy:  (441) 295-9647
                             Telephone:  (441) 292-8674

                and

                             Kramer Levin Naftalis & Frankel LLP
                             919 Third Avenue
                             New York, NY  10022
                             Attn:  Abbe L. Dienstag, Esq.
                             Telecopy:  (212) 715-8000
                             Telephone:  (212) 715 9100

                             If to the Company:

                             InnerDyne, Inc.
                             1244 Reamwood Ave.
                             Sunnyvale, CA 94089
                             Attn: President and Chief Executive Officer
                             Telecopy: (408) 745-6570
                             Telephone: (408) 745-6010

               With a copy (which shall not constitute notice) to:

                             Orrick, Herrington & Sutcliffe LLP
                             400 Sansome Street
                             San Francisco, CA 94111
                             Attn: Alan Talkington, Esq.
                             Telecopy: (415) 773-5759
                             Telephone: (415) 392-1122

                SECTION 8.03 Certain Definitions. For purposes of this Agreement, the term:

                (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

                (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                (d) "dollars" or "$" means United States dollars;

                (e) "knowledge" means with respect to (i) an individual, that such individual will be considered to have "knowledge" of a fact or matter if the individual is actually aware of the fact or matter or if the fact or matter is what a senior executive or other person with primary responsibility for the matter should reasonably know in the ordinary course of conducting business and
(ii) an entity, that such entity will be considered to have "knowledge" of a fact or matter if any individual who is serving as a senior executive of that entity or person employed by that entity with primary responsibility for the matter in question has, or at any time had, knowledge of the fact or matter;

                (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                SECTION 8.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                SECTION 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                (b) The Company and Parent agree that each of the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

                SECTION 8.08 Entire Agreement. This Agreement and the Guarantor's guarantees thereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

                SECTION 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor).

                SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                SECTION 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

                (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

                SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                SECTION 8.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                            TYCO ACQUISITION CORP. X


                                            By:    /s/ Irving Gutin
                                               ---------------------------------
                                            Name:  Irving Gutin
                                            Title: Vice President


                                            VLMS, INC.


                                            By:    /s/ Irving Gutin
                                               ---------------------------------
                                            Name:  Irving Gutin
                                            Title: Vice President


                                            INNERDYNE, INC.


                                            By:    /s/ William G. Mavity
                                               ---------------------------------
                                            Name:  William G. Mavity
                                            Title: President and Chief
                                                   Executive Officer

                                    GUARANTEE


Tyco International Ltd. ("Guarantor") guarantees each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Sub, such guarantee shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Parent's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Parent to adhere to the provisions of Sections 1.06, 5.01 and 5.10 of the Agreement.

The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, 90 Pitts Bay Road, 2d Floor, Pembroke HM08, Bermuda Attn: Executive Vice President and Chief Corporate Counsel, Telecopy No. 441-295-9647, Confirm No. 441-292-8674 (with a copy as provided therefor in Section 8.02(a)).

We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.



                                            TYCO INTERNATIONAL LTD.


                                            By:    /s/ Mark H. Swartz
                                               ---------------------------------
                                            Name:  Mark H. Swartz
                                            Title: Executive Vice President

                                     ANNEX I

                             CONDITIONS TO THE OFFER

                Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Parent shall not be required to accept for exchange or exchange or deliver any Guarantor Common Shares for any Shares tendered (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), if by the Designated Expiration Date (as such date may be extended in accordance with the requirements of Section 1.01), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any applicable Non-U.S. Monopoly Laws shall not have expired or been terminated, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the Guarantor Common Shares to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, (5) the tax opinion of PricewaterhouseCoopers LLP and Orrick, Herrington & Sutcliffe LLP required to be filed as an exhibit to the Registration Statement pursuant to Section 5.01(b) shall not have been filed or shall have been withdrawn (the conditions set forth in clauses (1) through (5) being referred to as the "Basic Conditions") or (6) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist:

                (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a statute, rule, regulation or order shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, or any material portion of Guarantor's medical device business or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or any material portion of Guarantor's medical device business or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares exchanged by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the stockholders of the Company,
(iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, or (v) seeks to materially restrict any future business activity by Guarantor (or any of its affiliates) relating to the healthcare business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Guarantor (or any of its affiliates); or

                (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the

Offer, the consummation of the Merger or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

                (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on NASDAQ or the trading of the Guarantor Common Shares on the NYSE, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

                (e) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the exchange of Shares pursuant thereto; or

                (f) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date) in any material respect or in the case of such representations and warranties as are qualified as to materiality, in any respect such that any such breach, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company; or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement in all material respects such that any such breach, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, provided, however, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company, provided, however, that no such 5-day cure period shall require extension of the Offer beyond the twenty (20) business days provided under Section 1.01 of the Agreement; or

                (g) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or Alternative Transaction or shall have resolved to do any of the foregoing; or

                (h) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act) ("person/group"), other than Parent and its affiliates, shall have acquired beneficial ownership of more than 15% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 15% of the outstanding Shares and which, in each case, does not tender the Shares beneficially owned by it in the Offer; (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

                (i) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect on the Company; or

                (j) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days;

which, in the good faith judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent or its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

                The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or omission by Parent or its affiliates) giving rise to any such condition or (other than the Basic Conditions) may, subject to the terms of this Agreement, be waived by Parent in its reasonable discretion in whole at any time or in part from time to time. The failure by Parent at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

                Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for exchange shall forthwith be returned to the tendering stockholders

                                    ANNEX II

                             INDEX OF DEFINED TERMS

$.........................................52
2000 Balance Sheet........................15
Acquisition Proposal......................35
Affiliate Agreement.......................40
affiliates................................52
Agreement..................................1
Alternative Transaction...................48
Appointment Time...........................4
Average Share Price........................2
Basic Conditions...........................1
Blue Sky Laws.............................14
business day..............................52
CERCLA....................................24
Certificate of Merger......................5
Certificates...............................7
Closing....................................5
Closing Date...............................5
COBRA.....................................17
Code.......................................1
Company....................................1
Company Affiliate Letter..................40
Company Charter Documents.................12
Company Common Stock.......................1
Company Employee Plans....................16
Company ERISA Affiliate...................16
Company ESPP...............................7
Company Financial Advisor..................4
Company Intellectual Property Assets......25
Company Permits...........................14
Company Preferred Stock...................12
Company SEC Documents.....................15
Company Stock Option Plans.................7
Company Stock Options......................7
Company Stockholders Meeting..............13
Confidentiality Agreement.................40
Continuing Director........................5
control...................................52
controlled by.............................52
D&O Insurance.............................41
Daily Per Share Price......................2
Designated Expiration Date.................2
DGCL.......................................1
dollars...................................52
Effective Time.............................5
Environmental Claim.......................24
Environmental Laws........................24
ERISA.....................................16
Exchange Act...............................3
Exchange Agent.............................7
Exchange Fund..............................7
Exchange Ratio.............................2
Expenses..................................49
Fee.......................................49
Fully Diluted Shares.......................2
GAAP.......................................1
Governmental Authority....................14
group......................................2
Guarantee..................................1
Guarantor...............................1, 2
Guarantor 1999 Form 10-K..................28
Guarantor 2000 Balance Sheet..............31
Guarantor Charter Documents...............28
Guarantor Common Shares....................1
Guarantor Preferred Shares................28
Guarantor SEC Documents...................30
HSR Act...................................14
Indemnified Parties.......................41
Intellectual Property Assets..............25
IRS.......................................17
ISO.......................................17
knowledge.................................52
Material Adverse Effect...................11
Materials of Environmental Concern........24
Merger.....................................1
Merger Consideration.......................6
Merger Price...............................2
Merger Sub.................................1
Merger Sub Common Stock....................7
Minimum Condition..........................2
NASDAQ.....................................2
Non-U.S. Monopoly Laws....................14
NYSE.......................................2
Offer......................................1
Offer Documents............................3
Officer Employees.........................41
OSHA......................................24
Parent.....................................1
Parent Disclosure Schedule................28
Pension Plans.............................16
person....................................52
person/group...............................2
Post-Effective Amendment..................38
Preliminary Prospectus.....................3
Proxy Statement/Prospectus................21
RCRA......................................24
Recommendations............................4
Registration Statement.....................3
Rights....................................36
Rights Agreement..........................36
Rights Event..............................27
Rule 145..................................40
Schedule 14D-9.............................4
SEC........................................3
Securities Act............................14
Shares.....................................1
subsidiaries..............................52
subsidiary................................52
Superior Proposal.........................35
Surviving Corporation......................5
Tax.......................................22
Tax Return................................23
Terminating Breach........................48
Terminating Change........................47
Terminating Misrepresentation.............47

Third Party...............................48
Third Party Intellectual Property Assets..25
to the knowledge of the Company...........23
Transaction................................1
Transaction Changes.......................11
TSCA......................................24
under common control with.................52
Warrant...................................45


                                      II-2